UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

Phone: (678) 367-0809

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 5, 2017, Boxlight Inc., a Washington State corporation (the “Company”) entered into an Account Sale and Purchase Agreement (the “Agreement”) and related documents with Sallyport Commercial Finance, LLC (“Sallyport”). The Company is a wholly-owned subsidiary of Boxlight Corporation, a Nevada corporation (“Boxlight”). All of the operations of Mimio LLC and Genesis Collaboration, LLC, other former subsidiaries of Boxlight, have been consolidated with and into the Company.

The Agreement allows the Company to sell up to $4,000,000 of its eligible accounts receivable that are accepted by Sallyport for up to 85% of the face amount. The term of the agreement is twelve months with an initial factoring fee of .6% and an interest rate of prime plus 4%. All of the assets of the Company have been pledged as a security interest against any advances on the purchase agreement. On September 5 and September 6, 2017, Sallyport funded an aggregate of $2,830,507.50 to the Company. The obligations to Sallyport are subject to certain validity guarantees that have been provided to Sallyport by Mark Elliott, Chief Executive Officer, Michael Pope, President, Henry (“Hank”) Nance, Chief Operating Officer of the Company and Sheri Lofgren, Chief Financial Officer of Boxlight.

As part of the initial financing from Sallyport, Boxlight paid $1,577,653.04, which included the principal balance of $1,460,507.50, plus accrued interest of $117,145.54, due and payable to Skyview Capital LLC (“Skyview”) under Amendment No 3 to the Membership Interest Purchase Agreement dated as of September 28, 2015, as amended on November 3, 2015, and as amended on June 30, 2016 among Skyview and Boxlight. As of the date hereof, Boxlight has not received a release from Skyview for the pending lawsuit.

The foregoing description of the Agreement does not purport to describe all of the terms of such agreement and is qualified by reference to the Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Account Sale and Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2017

BOXLIGHT CORPORATION

	By:	/s/ Mark Elliott
Mark Elliott
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Account Sale and Purchase Agreement by and among Sallyport Commercial Finance, LLC, and Boxlight Inc.